EXHIBIT 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

April 22, 2008

American Water Works Company, Inc.

8,000,000 Shares of Common Stock

$25,000,000.00 of Deferred Compensation Obligations

Ladies and Gentlemen:

We have acted as counsel for American Water Works Company, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 8,000,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company issuable pursuant to the American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan and the American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan (collectively, the “Stock Plans”) and $25,000,000.00 of deferred compensation obligations (the “Deferred Compensation Obligations”) issuable pursuant to the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries and the Nonqualified Deferred Compensation Plan for Non-Employee Directors of American Water Works Company, Inc. (collectively, the “Deferred Compensation Plans”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; (c) certain resolutions adopted by the board of directors of the Company; (d) the Stock Plans; and (e) the Deferred Compensation Plans.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. The Shares have been duly and validly authorized, and when, and if, issued pursuant to the terms of the Stock Plans will be validly issued, fully paid and nonassessable.

2. When, and if, issued pursuant to the terms of the Deferred Compensation Plans, the Deferred Compensation Obligations were, or will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP
Cravath, Swaine & Moore LLP

American Water Works Company, Inc. 1025 Laurel Oak Road Voorhees, NJ 08043

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